Exhibit 23.1

July 1, 2022

Bruush Oral Care Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form F-1, of our reports dated June 30, 2022, relating to the financial statements as of October 31, 2021 and January 31, 2021 and for the nine month period ended October 31, 2021 and year ended January 31, 2021 of Bruush Oral Care Inc., which is contained in that Prospectus. Our reports contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Yours very truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS